Exhibit 10.1

FORM OF CONSULTANT AGREEMENT
This Consultant Agreement (the “Agreement”), is made and entered into effective September 22, 2020, by and between Banner Bank, a Washington state chartered commercial bank (the “Bank”), and Richard B. Barton (“Consultant”).
WHEREAS, Consultant has been employed as a senior officer of the Bank (together with its affiliates, “Banner Bank”) but will retire from Banner Bank at the close of business on October 31, 2020; and
WHEREAS, Consultant’s experience, knowledge, and contacts in the banking business are valuable to Banner Bank and Banner Bank desires to engage Consultant’s services as a consultant for the term hereof, and Consultant is willing to provide such services.
NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:
1.          Consultant Services. Banner Bank hereby engages Consultant to provide services as a consultant to Banner Bank, and Consultant hereby agrees to provide such services, in accordance with the terms and conditions of this Agreement.
2.          Term. The term of this Agreement commences on November 1, 2020 and will continue until the close of business on January 31, 2021 (the “End Date”), unless earlier terminated by either party by giving thirty (30) days’ written notice to the other party or the parties agree to extend the term beyond the End Date on a month-to-month basis.
3.          Duties. During the term hereof, Consultant shall render to Banner Bank such services of an advisory or consultative nature as Banner Bank may reasonably request, and Consultant shall be available for advice and counsel to the officers and directors of Banner Bank at reasonable times so that Banner Bank may have the benefit of Consultant’s experience, knowledge, contacts or reputation in the banking business. The parties agree that the services provided by Consultant under this Agreement are not expected to exceed ten (10) hours per week on average, such that, after October 31, 2020, the level of the Consultant’s services to Banner Bank is expected to permanently decrease to no more than 20% of his past service to Banner Bank.
4.          Independent Consultant. It is expressly understood that Consultant is an independent contractor under this Agreement and, as such, he shall have no authority, executive or otherwise, to bind Banner Bank. Consultant is solely responsible for all federal, state, and local tax obligations arising out of the payments and benefits provided to Consultant under this Agreement. Consultant acknowledges that he has been advised by Banner Bank to consult with his own tax, financial, and legal advisers regarding this Agreement and the tax consequences of any payments hereunder.
5.          Compensation
   a.          As compensation for the services provided by Consultant under this Agreement, Banner Bank will pay Consultant (i) a fixed fee of $6,000.00 per month (the “Fees”), payable monthly during the term of this Agreement, plus (ii) a lump-sum amount equal to $70,000.00, payable as of the first day of the term of this Agreement. If the Agreement is terminated on thirty (30) days’ notice by either party under Section 2, Banner Bank will pay Consultant, on a pro-rata basis, any Fees then due and payable for any services completed up to and including the date of the termination.

     b.          As additional compensation for the services provided by Consultant under this Agreement through the End Date, and conditioned on Consultant’s performance of such services through the End Date, Banner Bank is prepared to pay $30,000.00 (the “Additional Payment Amount”) to Consultant on the End Date. However, Consultant hereby unconditionally and irrevocably waives any right he may otherwise have (x) with respect to the Additional Payment Amount and (y) to otherwise control the disposition of the Additional Payment Amount. Consultant acknowledges and agrees that (i) absent this waiver, he was entitled to receive the Additional Payment Amount but has voluntarily decided to waive all of his rights to receive or claim the Additional Payment Amount (including any right to direct the disposition of the Additional Payment Amount), and (ii) pursuant to this waiver, Banner Bank has the sole discretion to determine whether the Additional Payment Amount will be paid and to whom the Additional Payment Amount will be paid (if at all), Consultant retains no right to receive, or direct the disposition of, the Additional Payment Amount, and Consultant releases any claims he may have with respect to the Additional Payment Amount.

       c.          Unless Banner Bank otherwise agrees in writing, Consultant is solely responsible for any travel or other costs or expenses incurred by him in connection with the performance of services under this Agreement, and in no event will Banner Bank reimburse Consultant for any such costs or expenses.

     d.          The terms and amount of any compensation paid to Consultant for any services rendered under this Agreement after the End Date shall be agreed to between the parties on a matter by matter or time-based basis.
6.           Covenant of Confidentiality by Consultant. During and after his engagement as a consultant hereunder, except for the purpose of carrying out his duties hereunder, Consultant shall not divulge to others or use for his personal benefit any non-public information or data acquired by him while in the employ of Banner Bank or as a consultant for Banner Bank which relates to the methods, processes, customers or other trade secrets or confidential information of Banner Bank or the subsidiaries or affiliates of either. To the extent that Consultant continues to utilize Banner Bank’s email and other electronic information systems, Consultant shall adhere to Banner Bank’s rules and procedures pertaining to those systems.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, Banner Bank and Richard B. Barton agree to the foregoing Consultant Agreement, effective as of the date first written above.
Banner Bank
By: _____________________________
Name: ___________________________
Title: ____________________________

Consultant
_________________________________
Richard B. Barton

By signing below, I acknowledge and agree that the waiver under Section 5(b) of this Agreement applies to any community property rights I may have to the Additional Payment Amount, and I agree to waive any rights and release any claims I may have with respect to the Additional Payment Amount, including any right to direct the disposition of the Additional Payment Amount.
__________________________________
Georgette Barton
Spouse of Richard B. Barton